EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                     Avado Brands Obtains New Financing and
                            Gives Operational Update

     Madison, GA., March 25, 2003 - In line with its stated objectives of reducing debt, increasing liquidity and improving profitability, Avado Brands, Inc. (OTC BB: AVDO) today announced that it has obtained new financing which includes a $39.0 million revolving credit facility and a $20.0 million sale-leaseback transaction. The $39.0 million revolving credit facility agreement was entered into between Avado Brands, Inc., Drawbridge Special Opportunities Fund LP, and Hilco Capital LP. Hilco Capital LP will serve as administrative agent while Drawbridge Special Opportunities Fund LP will serve as collateral agent. The $20.0 million sale-leaseback transaction, representing 15 Don Pablo's restaurant properties, was entered into between Don Pablo's Operating Corp., a wholly owned subsidiary of Avado Brands, Inc., and Skyline-Fri 8, LP, a joint venture between San Francisco based Skyline Pacific Properties, LLC and Dallas based Franchise Realty Investments, LLC. After the completion of the sale-leaseback transaction, the Company owns the underlying real estate for 20 of its restaurants, excluding closed restaurants, which are held for sale. Navigant Consulting, Inc. served as financial advisor to the Company on both transactions.

     Proceeds from the newly completed financing were used to pay amounts, totaling $23.3 million, which included amounts outstanding under the Company's previously existing credit agreement and all fees associated with the closing of the new revolving credit facility and sale-leaseback transaction. In addition, the new facility will be used to secure approximately $14.0 million in letters of credit which primarily support the Company's insurance programs. An additional portion of the facility is reserved for the repurchase of the Company's outstanding public debt. The Company's ability to repurchase outstanding debt is subject to the limitations of its existing note indentures and the Company currently believes that its ability to repurchase debt is limited to its 9 3/4% Senior Notes, due 2006.

     The closing of this new financing enabled the Company to comply, ahead of schedule, with the terms of its previously existing credit agreement, which required the Company to reduce its outstanding obligations with the lender to $0 by May 25, 2003. As a result, $9.5 million in fees that would have been payable to the Company's previous lenders was either forgiven or avoided. Subsequent to the closing of the transactions, the Company's total long-term debt was approximately $154.0 million, net of $14.0 million in Senior Subordinated Notes owned by the Company's Chairman and Chief Executive Officer and pledged to the Company as collateral securing an outstanding note receivable.

     Further, on March 13, 2003 the Company announced its decision to relocate its Hops headquarters from Tampa, Florida to Madison, Georgia and introduced a new management team. Avado Brands Chairman and Chief Executive Officer Tom E. DuPree, Jr. will now head the Hops team and will be joined by Sue Morgan, Arlie Harger and certain employees from the Tampa office who will remain with the Company. Ms. Morgan and Ms. Harger will transition from the Company's Don Pablo's brand, with Ms. Morgan assuming the position of Vice President of Marketing and Ms. Harger assuming the position of Director of Training. The existing Hops operational team will remain in place in its entirety. The relocation will also allow the Company to capture significant efficiencies in human capital, communications and reduce overhead costs by an estimated $3.0 million dollars annually. Also the recent closure and subsequent disposal of under-performing restaurants at Don Pablo's and Hops has eliminated the financial impact of those locations on their respective brands' performance going forward.

     Additionally, the Company indicated that marketing expenditures have been minimal during the first quarter of 2003, due in part to debt reduction requirements under its previous credit agreement. Little or no improvement in same-store sales has been experienced with respect to Don Pablo's or Hops subsequent to the update given by the Company during its announcement of fourth quarter results on March 5, 2003. Management believes that liquidity from its new credit facility supplemented by cash flow from operations and proceeds from the sale of assets will enable it to execute, at a more normal level, its marketing initiatives as well as its investment in the refurbishment of existing restaurants. Finally, the Company believes that a shift in focus towards more aggressively driving same-store sales at Don Pablo's and Hops is both possible and appropriate. This shift in focus will begin by operating Hops behind a new and clear brand positioning statement.

     Avado Brands owns and operates two proprietary brands comprised of 111 Don Pablo's Mexican Kitchens and 65 Hops Restaurant Bar Breweries. Additionally the Company operates four Canyon Cafe restaurants, which are held for sale.


     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000, and the Company's other filings with the Securities and Exchange Commission.